                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is made as of March 22, 1996, by and between Microtek Medical, Inc., a Delaware corporation ("Purchaser"), and Phoenix Medical Technology, Inc. a Delaware corporation (the "Seller").

                              W I T N E S S E T H:

         WHEREAS, the Seller is engaged in the business of adhesive skin drape and scrub-and-prep products manufacturing (the "Business"); and

         WHEREAS, Purchaser desires to purchase from the Seller, and the Seller desires to sell to Purchaser, all of the assets used or useful in the operation of the Business;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.       PURCHASE AND SALE OF ASSETS.

         1.1. Purchase and Sale. At the Closing (as hereinafter defined) and subject to the terms and conditions of this Agreement, Purchaser shall purchase from the Seller, and the Seller shall sell to Purchaser, all of Seller's right, title and interest in and to the following assets relating to the Business that are owned by or under the control of the Seller, wherever located, whether known or unknown, and whether or not on the books and records of the Seller (collectively the "Purchased Assets"), free and clear of all liens, security interests, claims and encumbrances, except for Assumed Contracts (as hereinafter defined), and in each case excluding all other assets used by the Seller (the "Excluded Assets"):

                 (a) All of Seller's equipment, machinery, spare parts, tools, instruments, vehicles, furniture, fixtures and other similar items of tangible personal property used in connection with the Business and listed on the attached Schedule 1.1(a) (the "Tangible Personal Property");

                 (b) All finished goods inventory of the Business, whether on location, in transit or on consignment on the Closing Date (as defined herein), including, without limitation, inventory located at Sterilization Services of Georgia;

                 (c) All of Seller's raw materials inventory and work-in-process relating to the Business;

                 (d) Such purchase orders, contracts and commitments of the Seller relating to the Business and listed on the attached
         Schedule 1.1(d);

                 (e) All of the Seller's (i) proprietary information, trade secrets and confidential information, technical information and data, trademarks, trade names and service marks related to the Business and the Purchased Assets; (ii) machinery and equipment warranties and service contracts related to the Purchased Assets; (iii) all causes of action not pending as of the Closing Date related to or in connection with the Purchased Assets; and (iv) all other documentation relating to the operation of the Business, including all of Seller's transferable right, title or interest in all licenses and permits necessary or related to the operation of the Business; provided, that Seller's right, title and interest in the corporate name "Phoenix Medical Technology, Inc." is not part of the Purchased Assets; and

                 (f) Any books and records related to the Purchased Assets, including all financial, accounting and property tax records, computer data and programs, market data and records and all correspondence with and documents pertaining to suppliers, governmental authorities and other third parties (provided, however, that copies of the same may be retained by the Seller).

         1.2 Assumption of Liabilities. After the Closing, the Purchaser shall assume and timely pay or satisfy, to the extent relating to periods on and after the Closing, those specified contractual obligations listed as "Assumed Contracts" on Schedule 1.2 hereto (collectively the "Assumed Contracts"), as the same may be amended through the Closing Date with the mutual consent of the Seller and Purchaser. Except as specifically set forth above, Purchaser does not assume and shall in no event be liable for any debt, obligation, responsibility or liability of the Seller, any subsidiary or any affiliate or successor of the Seller, or any claim against any of the foregoing, whether known or unknown, contingent or absolute, or otherwise.

         1.3.    Purchase Price.

                 (a) In consideration of the sale and transfer to Purchaser by the Seller of the Purchased Assets, Purchaser hereby agrees to pay the following aggregate consideration (collectively, the "Purchase Price"):

                 (i) a fixed payment in an amount equal to One Million One Hundred Seventy-five Thousand Dollars ($1,175,000), paid at the Closing by the Purchaser to the Seller in cash or by transfer of immediately available funds; and

                 (ii) a contingent payment made for a period of ten years, whereby on a quarterly basis the Purchaser shall pay to the Seller a dollar amount (the "Contingent Payment") equal to (A) 11.5% of the sales of patented incise drapes of the Business sold by Purchaser during the ten-year period beginning on the Closing Date (the "Payment Period") and (B) 3% of all sales of other products in the Seller's product line incorporating the patented process of the Business, which are listed on Schedule 1.3(a) hereto (including any modified version of such products manufactured by the Seller as of the date hereof), that are sold by Purchaser during the Payment Period. Each Contingent Payment shall be paid to the Seller





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

                 within 60 days of the end of each respective fiscal quarter during the Payment Period. Amounts payable pursuant to this
                 Section 1.3(a)(ii) shall be determined after each such fiscal quarter in accordance with generally accepted accounting principles consistently applied ("GAAP") for such period. Notwithstanding anything to the contrary herein, the aggregate amount of the Contingent Payments made by the Purchaser shall not exceed One Million Eight Hundred Twenty-five Thousand Dollars ($1,825,000), subject to the downward adjustment discussed under Section 1.3(b) hereof.

                  (b) The Seller hereby acknowledges that, for purposes of calculating the Purchase Price, the Purchaser has relied upon the Seller's representation that, except for the $3,000 monthly payments due under Section 4(b) of the Agreement, no license fees or royalty payments shall be required to be paid by the Purchaser with respect to that certain Agreement dated October 15, 1987 (the "Microban Agreement"), between the Seller and Microban Products Co. ("Microban"), or any other license agreements relating to Seller's operation of the Business (together with the Microban Agreement, the "License Agreements"), and the Seller hereby agrees that if the Purchaser or any of its affiliates becomes liable for the payment of any license fees or royalty payments due under the License Agreements, then the Purchaser shall have the right to effect a dollar for dollar reduction in the aggregate amount of the Contingent Payments and a corresponding reduction in the Contingent Payment Ceiling, in each case in an aggregate amount not to exceed the aggregate direct and indirect costs and expenses incurred by the Parent and its affiliates as a result of any such liability arising under the Microban Agreement.

                 (c) The Purchase Price, including any Contingent Payments, shall be allocated by Purchaser among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended; such allocation shall be based upon the recommendations of KPMG Peat Marwick LLP and shall be subject to the mutual approval of the Seller. Seller shall promptly notify Purchaser, and Purchaser shall promptly notify Seller, of any adjustment that comes to its attention that is proposed to be made by any federal, state or local taxing authority with respect to the allocation of the Purchase Price.

2. CLOSING. A closing (the "Closing") to effect the purchase and sale of the Purchased Assets shall be held at the offices of the Seller in Andrews, South Carolina, on or before March 31, 1996, or at such other place or places and/or on such other date as may be agreed upon by the parties (the "Closing Date"). At the Closing, the Seller shall execute such bills of sale and instruments of assignment as are necessary to convey title to the Purchased Assets, and Purchaser shall pay to the Seller the cash portion of the Purchase Price and execute and deliver to Seller such other documents and instruments as shall be necessary to consummate the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.





                                       3
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3.       REPRESENTATIONS AND WARRANTIES OF THE SELLER.  Except as set forth on the Seller Disclosure Schedule attached hereto as Schedule 3, the Seller hereby represents and warrants to Purchaser as follows:

         3.1. Organization and Good Standing of the Seller. The Seller is a corporation duly formed and validly existing and in good standing under the laws of the State of Delaware and, as of the Closing Date, is a foreign corporation in good standing and operating with full corporate authority in the State of South Carolina. The Seller has the corporate power and authority necessary to own, lease and operate its properties and to carry on the Business.

         3.2. Corporate Power and Authority. The Seller has the corporate power and authority and all licenses and permits required by governmental authorities to execute, deliver and perform this Agreement.

         3.3. Binding Effect. This Agreement and the other documents contemplated hereunder (this Agreement and the other documents contemplated hereunder referred to collectively as the "Transaction Documents") have been or will have been duly authorized, executed and delivered by (to the extent applicable) the Seller and are the legal, valid and binding obligation of the Seller, enforceable in accordance with their respective terms, except that (i) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         3.4. Compliance with Other Instruments; Consents and Approvals. Neither the execution and delivery by the Seller of the Transaction Documents nor the consummation by it of the transactions contemplated thereby will at the Closing Date violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any Purchased Asset pursuant to (i) the Seller's certificate of incorporation or bylaws, (ii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other instrument or any agreement to which the Seller is a party, or to which the Purchased Assets are subject, or (iii) any law, rule, regulation or licensing requirement applicable to, or any judgment, order, injunction or decree binding on, the Seller, or to which the Purchased Assets are subject. Except for those already obtained, no authorization, permit, consent or approval is required to be obtained by the Seller to execute, deliver or perform any of the Transaction Documents.

         3.5. Compliance with Law. In respect of the Business, the Seller is not in violation in any material respect of, and is not subject to any governmental investigation under, any federal, state, local or foreign statutes, ordinances, rules, regulations, orders or other laws. The Seller has obtained and is in compliance with any permits required under any of the foregoing laws or necessary to conduct the Business.

         3.6.    Financial Statements and Records of the Seller.

         (a) The Seller has delivered to Purchaser true, correct and complete copies of income statements for both the "Skin Drape" and "Scrub & Prep" product lines for the fiscal years ended December 31, 1993, 1994 and 1995, copies of which are attached on Schedule 3.6(a) hereto.

         (b) Seller has made available to Purchaser (i) Seller's Annual Reports on Form 10-K, including all exhibits filed thereto and items incorporated therein by reference, (ii) Seller's Quarterly Reports on Form 10-Q, including all exhibits thereto and items incorporated therein by reference, (iii) proxy statements relating to Seller's meetings of stockholders and (iv) all other reports or registration statements (as amended or supplemented prior to the date hereof), filed by Seller with the Securities and Exchange Commission (the "SEC") since December 31, 1994, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) being referred to as the "Seller SEC Reports"). As of their respective dates, the Seller SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1994, Seller has filed all material forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the Securities Act of 1933 and the Securities and Exchange Act of 1934 and the applicable rules and regulations thereunder.

         (c) The Purchased Assets have been recorded on the Seller SEC Reports in accordance with GAAP; and the results of operations of the Seller set forth in the Seller SEC Reports are correct and presented in accordance with the accrual method of accounting applied on a consistent basis for the periods presented.

         3.7. Absence of Certain Changes. Since September 31, 1995, the Seller has not (except as may result from the transactions contemplated by this
Agreement:

                 (i) suffered any change in the results of operations or financial condition of the Business, other than changes in the ordinary course of business that, individually or in the aggregate, have not had a material adverse effect on the Business or the Purchased Assets;

                 (ii) suffered any damage or destruction to or loss of a Purchased Asset not covered by insurance, or any loss of suppliers, that has a material adverse effect on the Business, results of operations or financial condition of the Seller;

                 (iii) acquired or disposed of any Purchased Asset, or incurred, assumed, guaranteed, endorsed, paid or discharged any indebtedness, liability or obligation to be assumed by Purchaser hereunder, or subjected or permitted





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

         to be subjected any material amount of the Purchased Assets to any lien, claim, or encumbrance of any kind, except in the ordinary course of business or pursuant to agreements in force at the date of this Agreement;

                 (iv) forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims included as a part of the Purchased Assets;

                 (v) except as permitted or provided by this Agreement, entered into or terminated any material agreement, commitment or transaction, or agreed or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into in the ordinary course of business; or

                 (vi) written up, written down or written off the book value of any material amount of assets included in the Purchased Assets.

         3.8. No Material Undisclosed Liabilities; Certain Obligations of the Seller. There are no material liabilities or obligations of the Seller relating to the Business or the Purchased Assets, of any nature, whether absolute, accrued, contingent or otherwise, other than (i) the liabilities and obligations that are fully reflected, accrued or reserved against on the Seller SEC Reports or incurred in the ordinary course of business and consistent with past practices since September 31, 1995; or (ii) liabilities or obligations not required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles; or (iii) liabilities and obligations disclosed on Schedule III or elsewhere in this Agreement or other documents or written information provided to Purchaser.

         3.9. Tax Liabilities. The Seller has filed all federal, state, county and local tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes, in each case to the extent that the same relate to the Purchased Assets or the Business; has paid in full all such taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto; and has made required cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by the Seller with respect to any such tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been assessed against the Seller, nor has the Seller received notice of any such deficiency, delinquency or default.

         3.10.   Title to Properties.

                 (a) The Seller has good and marketable title to the Purchased Assets (other than leased assets), free and clear of any lien, claim or encumbrance, except as reflected in the Seller Disclosure Schedule and except for:

                          (i) liens for taxes, assessments or other governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

                          (ii) statutory liens incurred in the ordinary course of business with respect to liabilities that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

                         (iii) landlord liens contained in leases in the ordinary course of business; and

                          (iv)    such imperfections of title and/or
                 encumbrances as are not material in character, amount or extent and do not materially detract from the value or interfere with the use of the properties and assets subject thereto or affected thereby.

                 (b) Upon the occurrence of the Closing, no stockholder of Seller nor any affiliate of a stockholder will have any interest in or will own any property or right used principally in the conduct of the Business.

                 (c) Except for those assets acquired or disposed of since September 31, 1995 in the ordinary course of business, all properties and assets material to the present operations of the Business are owned or leased by the Seller and are a part of the Purchased Assets.

         3.11. Condition of Tangible Assets. The Tangible Personal Property is, subject to ordinary wear and tear, in working order.

         3.12. FDA Matters. No product of the Business requires, or will require upon consummation of the transactions contemplated herein, any approval, which has not previously been obtained, of the U.S. Food and Drug Administration ("FDA") for the purpose for which it is being manufactured, assembled or sold. Furthermore, the Seller has not made any changes or modifications to its patented products or the labeling of its patented products that would require a new 510(k) - Premarketing Notification under Section 21 CFR 807.81(a)(3). With respect to the Business, Seller has not received any notice of any action or proceeding in the FDA including, but not limited to, recall procedures, pending or, to the knowledge of the Seller, threatened against Seller relating to the safety or efficacy of any of the Seller's products.

         3.13. Intellectual Property. The Seller Disclosure Schedule sets forth a complete list of all copyrights, trademarks, service marks, patents and similar intellectual property (collectively the "Intellectual Property") which is used by the Seller in connection with the Business. The Seller is the beneficial owner or authorized licensee of all such Intellectual Property and does not infringe on the rights of any third party as a result of its use of the Intellectual Property. No one has made, or to the knowledge of the Seller, has threatened to make any claim that the operations of the Seller are in violation of or infringe upon any rights relating to Intellectual Property or any other proprietary rights of any other person or entity.

         3.14. Litigation and Government Claims. There is no pending suit, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry, to which the Seller is a party or to which its assets are subject which would, if decided against the Seller, individually or in the aggregate, have a material adverse effect on the Business or the Purchased Assets. To the knowledge of the Seller, there are no such proceedings threatened, contemplated, or any basis for any unasserted claims (whether or not the potential claimant may be aware of the claim) which would, if decided against the Seller, individually or in the aggregate, have a material adverse effect on the results of operations of the Business or the Purchased Assets.

         3.15. Brokers and Finders. Except for the Seller's retention of KPMG BayMark LLC (whose compensation shall be the sole responsibility of the Seller), the Seller has not engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no person has, as a result of any agreement or action by them, any right or valid claim against the Seller, Purchaser or any of Purchaser's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Seller as follows:

         4.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2. Corporate Power and Authority. Purchaser has the corporate power and authority and all licenses and permits required by governmental authorities to execute, deliver and perform this Agreement.

         4.3. Binding Effect. Each of the Transaction Documents has been or will have been duly authorized, executed and delivered by Purchaser and is or will be the legal, valid and binding obligation of it, enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting creditors' rights and
(ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         4.4. Compliance with Other Instruments; Consents and Approvals. Neither the execution and delivery by Purchaser of the Transaction Documents nor the consummation by it of the transactions contemplated thereby will violate, breach, be in conflict with or constitute a default under, or permit the termination or the acceleration of maturity of or result in the imposition of any lien, claim or encumbrance upon any property or asset of Purchaser pursuant to, its certificate of incorporation or bylaws, or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument, judgment, order, injunction or decree by which Purchaser is bound, to which it is a party, or to which its assets are subject. Except for the consent of its principal bank lender, no authorization, permit, consent or approval is required to be obtained by Purchaser to execute, deliver or perform any of the Transaction Documents.

         4.5 SEC Reports. Purchaser has furnished to the Seller true and complete copies of its Annual Report on Form 10-K for the most recent fiscal year end, its proxy statement for its most recent annual meeting of stockholders and its Quarterly Report on Form 10-Q for the three most recent fiscal quarters. Purchaser will provide a copy of any other filings made with the SEC when such filings are generally publicly available. Such documents did not, on the date of filing in the case of such reports, or on the date of mailing in the case of a proxy statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Purchaser has filed all material documents required to be filed by it with the SEC and all such documents complied as to form with the applicable requirements of law. All financial statements and schedules included in the documents referred to in this Section
4.5 were prepared in accordance with GAAP, except as noted therein, and fairly present the information purported to be shown therein.

         4.6. Brokers and Finders. Purchaser has not engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no person has, as a result of any agreement or action by Purchaser any right or valid claim against the Seller, Purchaser or any of the Seller's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

5.       CERTAIN COVENANTS.

         5.1. Cooperation. Each of the parties hereto shall, and shall cause each of its affiliates to, use its best efforts to (i) obtain at the earliest practicable date and, in any event, before the Closing Date, any approvals, authorizations and consents necessary to consummate the transactions contemplated by this Agreement; (ii) as reasonably requested by the other, cooperate with and keep the other informed in connection with this Agreement; and (iii) take such actions as the other parties may reasonably request to consummate the transactions contemplated by this Agreement and diligently attempt to satisfy, to the extent within its control, all conditions precedent to its obligations to close the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.1 shall require a party to expend any monies except as otherwise specifically required under this Agreement. Purchaser shall be responsible for all costs and expenses associated with the crating, removal and transit (including insurance) of the Assets and the risk of loss with respect to the Assets shall transfer as of the Closing to Purchaser.

         5.2. Maintenance of Business and Purchased Assets. The Seller covenants that between the date hereof and the Closing, except as contemplated hereby or with the prior consent of Purchaser, it will refrain from doing any of the following: (i) entering into any transaction with respect to the Business other than in the ordinary course of business, (ii) permitting any additional encumbrance, mortgage or pledge on any Purchased Asset or (iii) disposing of any material Purchased Asset.

         5.3. Access to Books and Records. Prior to the Closing Date and upon reasonable notice, the Seller has and will give to the Purchaser and its counsel, accountants and other authorized representatives, full access during reasonable business hours to all of its properties, books, contracts, documents and records and shall furnish to such persons all such information concerning the affairs of the Business, including financial statements, as the Purchaser may reasonably request in order that it may have full opportunity to make such reasonable investigations as it shall desire for the purpose of verifying the performance of and compliance with the representations, warranties, covenants and the conditions contained herein or for other purposes reasonably related to the transactions contemplated hereby. In the event that the Closing does not occur and this Agreement is terminated, the Purchaser shall keep in confidence, and shall cause its counsel, accountants and other representatives to keep in confidence, and shall not use or disclose to others, all information provided hereunder to it, except such information as is in the public domain.

         5.4. Non-Competition Agreement. The Seller hereby covenants and agrees that during the period commencing on the Closing Date and ending three years after the Closing Date it will not, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity, (i) invest (other than investments in publicly owned companies which constitute not more than 1% of the voting securities of any such company) or engage in any business that is competitive with the Business, (ii) render services to a competitor of the Business as a consultant, (iii) contact, solicit or attempt to solicit or accept or direct business that is competitive with the Business, or (iv) otherwise compete with the Business, except as provided in Section 5.5 of this Agreement.

         5.5. Post-Closing Sales from Purchaser to Seller. Seller and Purchaser acknowledge that Seller will be obligated to fill certain purchase orders for its products after the Closing, which are described on and/or attached to the Seller Disclosure Schedule (the "Purchase Orders"). In order to allow Seller to fulfill its obligations under the Purchase Orders, Purchaser hereby agrees to sell the products to be delivered under such Purchase Orders to Seller, on the same terms and conditions as Seller is obligated to sell such products under the terms of the Purchase Orders; provided, that in no event shall Purchaser have any obligation to make sales to Seller pursuant to this
Section 5.5 after September 1, 1996. Seller shall be responsible for the shipment of such goods to the appropriate persons in the purchase orders.

         5.6 Post-Closing Release of Liens. Seller hereby agrees to use its best efforts to cause the liens held by The CIT Group/Credit Finance, Inc. to be released as soon





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

as possible after the Closing, but in no event later than the 10th business day following the Closing Date. Seller further agrees to indemnify Purchaser against any and all liabilities or obligations relating to such liens.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER. Except as may be waived by Purchaser, the obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

         6.1. Compliance. Purchaser shall have, or shall have caused to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this Agreement to be complied with or performed by it on or before the Closing Date.

         6.2. Representations and Warranties. All of the representations and warranties made by Purchaser in this Agreement and in all certificates and other documents delivered by Purchaser to the Seller pursuant hereto, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

         6.3. Consents and Approvals. All third party consents and approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. Except as may be waived by Purchaser, the obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

         7.1. Compliance. The Seller shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by the Seller on or before the Closing Date.

         7.2. Representations and Warranties. All of the representations and warranties made by the Seller in this Agreement, the exhibits attached hereto and in all certificates and other documents delivered by the Seller pursuant hereto, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

         7.3. Consents and Approvals. All third party consents and approvals required to consummate the transactions contemplated by this Agreement, including the





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

approval of the Purchaser's Board of Directors, shall have been obtained and shall be in full force and effect.

         7.4. Consulting Agreement. The Purchaser and Grover C. Mixon shall have entered into the Consulting Agreement in substantially the form of Exhibit A hereto.

         7.5 Estoppel Certificate. The Purchaser shall have received a certificate of Microban confirming the existence of the Microban Agreement, the absence of any default thereunder, the consent of Microban to the transfer of the Microban Agreement to the Purchaser and the discharge of the Seller (and Purchaser) from the obligations set forth in the letter dated October 25, 1989.

         7.6 Release of Lien. The Purchaser shall have received documentation satisfactory to it evidencing the release of any and all liens held against the Purchased Assets by The CIT Group/Credit Finance, Inc.

8.       INDEMNIFICATION.

         8.1. Indemnification of Purchaser. Subject to the limitations set forth in Sections 8.3 and 8.4, the Seller shall indemnify and hold Purchaser harmless from, against, for and in respect of (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser, net of any resulting income tax benefits to Purchaser, because of the breach of any written representation, warranty, agreement or covenant of the Seller contained in this Agreement which has not been expressly waived;
(ii) any and all liabilities of the Business in respect of periods prior to the Closing Date which are not Assumed Contracts in accordance with the provisions of this Agreement; and (iii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.1.

         8.2. Indemnification of Seller. Subject to the limitations set forth in Sections 8.3 and 8.4, Purchaser shall indemnify and hold the Seller harmless from, against, for and in respect of: (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Seller, net of any resulting income tax benefits to the Seller, because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in this Agreement which has not been expressly waived; (ii) any and all debts, liabilities and obligations or which are Assumed Contracts in accordance with the provisions of this Agreement; and (iii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.2.

         8.3. Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall remain operative and in full force and effect following the Closing, and the warranties and representations contained herein or in any certificate, exhibit or other document delivered in connection herewith, shall survive for one year following the Closing Date. Notice of any claim, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given prior to the expiration of such representation, warranty, covenant or agreement; and any claim not made within such period shall be of no force or effect. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any certificate, exhibit, list or other document delivered pursuant hereto shall be deemed to be representations and warranties made under this Agreement.

         8.4. General Rules Regarding Indemnification. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party shall be subject to the following terms and conditions:

                 (a) The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Sections 8.1 or 8.2 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

                 (b) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Sections
         8.1 or 8.2 hereof, the action, suit or proceeding shall, at the election of the indemnifying party, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding. Notwithstanding the foregoing, (A) if there are defenses available to the indemnified party which are inconsistent with those available to the indemnifying party to such extent as to create a conflict of interest between the indemnifying party and the indemnified party, the indemnified party shall have the right to direct the defense of such action, suit or proceeding insofar as it relates to such inconsistent defenses, and the indemnifying party shall be responsible for the reasonable fees and expenses of the indemnified party's counsel insofar as they relate to such inconsistent defenses, and (B) if such action, suit or proceeding involves or could have an effect on matters beyond the scope of the indemnity agreements contained in Sections 8.1 and 8.2 hereof, the indemnified party shall have the right to direct (at its own expense) the defense of such action, suit or proceeding insofar as it relates to such other matters. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

                 (c) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding. Whether or not the indemnifying party chooses to defend or prosecute any claim involving a third party, all parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

                 (d) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party.

9.       MISCELLANEOUS.

         9.1. Termination. This Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing Date:

                 (i)      by mutual consent of the Seller and Purchaser;

                 (ii) by Purchaser if there has been a material misrepresentation or breach of warranty in the representations and warranties of the Seller set forth herein or if there has been any material failure on the part of the Seller to comply with its obligations hereunder;

                 (iii) by the Seller if there has been a material misrepresentation or breach of warranty in the representations and warranties of Purchaser set forth herein or if there has been any material failure on the part of Purchaser to comply with its obligations hereunder;

                 (iv) by either of Purchaser or the Seller if the transactions contemplated by this Agreement have not been consummated by March 31, 1996; and

                 (v) by either of the Seller or Purchaser if the transactions contemplated hereby violate any order, decree, or judgment of any court or governmental body or agency having competent jurisdiction.

In the event of the termination of this Agreement pursuant to this Section 9.1, this Agreement shall forthwith become null and void and of no further force or effect; provided, however, that the parties hereto shall remain liable for any breach of this Agreement prior to its termination pursuant to Section 9.1(ii) or (iii); provided, further, that in the event of termination of this Agreement due to a default or breach by a party hereto pursuant to Section 9.1(ii) or
(iii), the non-defaulting party shall be limited as to damages to the recovery of reasonable fees, costs and expenses incurred and paid by the non-defaulting party in connection with this transaction including any such expenses as may be related to negotiations leading up to execution of this Agreement, and including by way of illustration, accountants and attorney's fees, appraisals, non-local travel and other out-of-pocket costs.

         9.2. Expenses. Each of Purchaser and the Seller shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         9.3. Entire Agreement. This Agreement and the exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto.

         9.4. Public Announcements. Other than in connection with the Seller's filing of its 10K-SB, no party to this Agreement shall issue any press release relating to, or otherwise publicly disclose, the transactions contemplated by this Agreement without the prior approval of the other parties. Notwithstanding the foregoing, any party may make such disclosure as may be required by law, provided the disclosing party obtains from the other party prior approval of the substance of the proposed disclosure (such as the content of a proposed press release), which approval may not be unreasonably withheld or delayed.

         9.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

         9.6. Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by a reputable overnight courier service or by hand delivery, addressed as follows:

                        (i)         If to the Seller:

                                    Phoenix Medical Technology, Inc.
                                    Route 521 West
                                    P.O. Box 346
                                    Andrews, South Carolina  29510
                                    Attention:  Edward W. Gallaher, Sr.,
                                                President and CEO

                       (ii)         If to the Purchaser:

                                    Microtek Medical, Inc.
                                    512 Lehmberg Road
                                    P.O. Box 2487
                                    Columbus, Mississippi  39704
                                    Attention:  Kimber L. Vought, President
                                                and CEO

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served, or sent. Each notice, demand, request or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of courier or messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         9.7. Assignment; Successors and Assigns. This Agreement may not be assigned by either of the parties hereto without the written consent of all the other parties; provided, however, that the Purchaser shall be entitled to assign this Agreement to any subsidiary corporation so long as the Purchaser remains liable for the obligations of Purchaser hereunder and under the other Transaction Documents. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         9.8. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

         9.9. Waiver and Other Action. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

         9.10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.


         9.11. Third-Party Beneficiaries. This Agreement and the rights, obligations, duties and benefits hereunder are intended for the parties hereto, and no other person or entity shall have any rights, obligations, duties and benefits pursuant hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                        MICROTEK MEDICAL, INC.


                                        By:
                                            -----------------------------------
                                            Kimber L. Vought, President


                                        PHOENIX MEDICAL TECHNOLOGY, INC.


                                        By:
                                            -----------------------------------
                                            Edward W. Gallaher, Sr., President